                                                                     EXHIBIT 5.1
                              Lyle B. Stewart, P.C.
                              3751 S. Quebec Street
                                Denver, CO 80237
                                 (303) 267-0920
                               Fax (303) 267-0922

Board of
Directors
June 12, 2001 Medix  Resources, Inc.
7100 E. Belleview Ave., Suite 301
Greenwood Village, CO 80111

Ladies and Gentlemen:

     I have  acted as counsel  to Medix  Resources,  Inc.  (the  "Company"),  in connection  with the  proposed  sale by certain  selling  shareholders  of up to
10,486,000 shares of its common stock, par value $.001 per share,  which sale is being  registered  on Form  S-2  (the  "Registration  Statement"),  filed by the
Company  subsequent  to  the  date  hereof  with  the  Securities  and  Exchange
Commission, under the Securities Act of 1933, as amended.

     In connection  therewith,  I have  examined and relied upon such  corporate records and other  documents,  instruments and  certificates  and have made such other  investigation  as I have deemed  appropriate as basis for the opinion set forth below.

     Based upon the  foregoing,  I am of the  opinion  that the shares of common stock to be sold by the  selling  shareholders  in the manner  described  in the
Registration  Statement  (including  the Exhibits  thereto)  and the  Prospectus relating thereto, will be legally issued, fully paid and non-assessable.

     I hereby  consent to the use of my name in the  Registration  Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/ Lyle B. Stewart